EXHIBIT 10.37

LEASE BETWEEN

ASP WT, L.L.C.

AND

TIBURON ENTERTAINMENT, INC.

FOR SPACE AT

Summit Park I

June 15, 2004
DATE

LIST OF SCHEDULES

1. Description of Leased Premises

2. Rules and Regulations

3. Utility Services

4. Maintenance Services

5. Parking

6. Work Letter Agreement

7. Certificate of Acceptance

8. Guaranty

LEASE

This Lease is made June 15, 2004 between ASP WT, L.L.C. (“Landlord”), and TIBURON ENTERTAINMENT, INC. (“Tenant”).

ARTICLE ONE
Definitions, Schedules and Addenda

     1.1 DEFINITIONS:

a. Leased Premises shall mean those suites/floors as described in Schedule 1.

b. Building shall mean Maitland Summit Park I located at 1950 Summit Park Drive, Orlando, Florida 32810.

c. Project shall mean Maitland Summit Park I located at 1950 Summit Park Drive, Orlando, Florida 32810 .

d. Tenant’s Square Footage shall mean 117,201 rentable square feet; Total Square Footage of the Building shall mean 128,240 rentable square feet.

e. Lease Commencement Date shall mean January 1, 2005, which may be adjusted pursuant to paragraph 4.2 of this Lease; Lease Expiration Date shall mean June 30, 2010, which may be adjusted pursuant to paragraph 4.2 of this Lease; Lease Term shall mean the period between Lease Commencement Date and Lease Expiration Date.

f. Base Rent shall mean $ 2,344,020.00 per year, payable in monthly installments of $ 195,335.00, plus applicable sales tax, if any; the total Base Rent payable over the entire Lease Term is $13,203,473.99, unless the options described under sections 12.3 or 12.4 are exercised.

g. Tenant’s Pro Rata Share shall mean 91.4%.

h. Base Year shall mean the calendar year 2005 during which the Lease Commencement occurs.

i. Deposit shall mean $ -0-; Prepaid Rent shall mean $ -0-, of which $ -0- represents the first monthly installment of Base Rent, and $ -0- represents the last monthly installment of Base Rent.

j. Permitted Purpose shall mean general office use .

k. Authorized Number of Parking Spaces shall mean a minimum of 484 spaces at a rate of $ -0- per space per month.

l. Managing Agent shall mean Trammell Crow Company whose address is 1950 Summit Park Drive, Suite 100, Orlando, FL 32810.

m. Broker of Record shall mean Trammell Crow Company .

n. Cooperating Broker shall mean Advantis .

o. Landlord’s Mailing Address: Terrabrook, as Servicer for ASP WT, L.L.C., 3030 LBJ Freeway, Suite 1450, Dallas, Texas, 75234, telephone: 972-443-7200, and fax: 972-443-7210.

p. Tenant’s Mailing Address: 1950 Summit Park Drive, Orlando, Florida, 32810, telephone:                         , and fax:                         , with copy to 209 Redwood Shores Parkway, Redwood City, CA 94065, attn: Senior Director of Facilities.

q. Market Base Rent: shall mean market rents, Tenant improvements, rent concessions for renewing tenants in similar Class A office space in Maitland, Florida

     1.2 SCHEDULES AND ADDENDA: The schedules and addenda listed below are incorporated into this Lease by reference unless lined out. The terms of schedules, exhibits and typewritten addenda, if any, attached or added hereto shall control over any inconsistent provisions in the paragraphs of this Lease.

a. Schedule 1: Description of Leased Premises and/or Floor Plan
b. Schedule 2: Rules and Regulations
c. Schedule 3: Utility Services
d. Schedule 4: Maintenance Services
e. Schedule 5: Parking
f. Schedule 6: Work Letter Agreement
g. Schedule 7: Certificate of Acceptance
h. Schedule 8: Guaranty

ARTICLE TWO
Premises

     2.1 LEASE OF PREMISES: In consideration of the Rent and the provisions of this Lease, Landlord leases to Tenant and Tenant accepts from Landlord the Leased Premises. Tenant’s Square Footage is a stipulated amount based on Landlord’s method of determining Total Square Footage for rental purposes and may not reflect the actual amount of floor space available for Tenant’s use.

     2.2 PRIOR OCCUPANCY: Tenant shall not occupy the Leased Premises prior to Lease Commencement Date except with the express prior written consent of Landlord and in accordance with the provisions of Schedule 6. If with Landlord’s consent, Tenant occupies the Leased Premises prior to the Lease Commencement Date, Tenant shall pay Landlord only Tenant’s Pro Rata Share of Operating Costs for that portion of the Premises actually occupied by the Tenant, as defined in paragraph 3.3(a), from the first day of such occupancy to the Lease Commencement Date. These amounts will be payable on the first day of such occupancy and thereafter on the first day of every calendar month until the first day of the Lease Term. A prorated monthly installment shall be paid for the fraction of the month if Tenant’s occupancy of the Leased Premises commences on any day other than the first day of the month. Notwithstanding the above, Tenant may occupy up to one full floor of the Premises rentable square feet prior to the Lease Commencement Date with the only cost to Tenant being the cost of the electricity used by Tenant. Additional space occupied prior to the Lease Commencement Date will include the costs of Tenant’s Pro Rata Share of Operating Costs, as set out above. If Tenant shall occupy the Leased Premises prior to Lease Commencement Date, all covenants and conditions of this Lease shall be binding on the parties commencing at such prior occupancy. Tenant shall be permitted to install Furniture, Fixtures and Equipment within the 60 days prior to the Lease Commencement Date.

ARTICLE THREE
Payment of Rent

     3.1 RENT: Tenant shall pay each monthly installment of Base Rent in advance on the first calendar day of each month. During the Base Year, no Excess Operating Costs shall be paid by Tenant. For each calendar year following the Base Year, Tenant shall pay each monthly installment of Tenant’s Pro Rata Share of Excess Operating Costs in advance together with each monthly installment of Base Rent. Monthly installments for any fractional calendar month, at the beginning or end of the Lease Term, shall be prorated based on the number of days in such month. Base Rent, together with all other amounts payable by Tenant to Landlord under this Lease, including, without limitation, any late charges and interest due Landlord for Rent not paid when due, shall be sometimes referred to collectively as “Rent”. Tenant shall pay all Rent, without deduction or set-off, to Landlord or Managing Agent at a place specified by Landlord. Rent not paid when due shall bear interest until paid, at the rate of 1.5% per month, or at the maximum rate allowed by law, whichever is less, from the date when due. Tenant shall also pay a processing charge of $50 with each late payment of Rent. Landlord agrees to waive the processing and interest charge for late payments of Rent twice during any twelve month period during the Lease Term, provided any such late Rent payment is paid in full within 10 days of the date when due. At the beginning of each calendar year Landlord shall issue invoices for both Base Rent and Pro Rata Share of Excess Operating Costs.

     3.2 DEPOSIT; PREPAID RENT: Tenant shall not be required to pay any deposit; provided it shall not default on any monetary obligation of the Lease. Landlord reserves the right to require Tenant to pay a Security Deposit in the amount of ONE (1) month’s rent, if Tenant defaults in any monetary obligation or a material term of this Lease, any such Deposit shall be held as security for performance of Tenant’s obligations under this Lease. In the event Tenant fully complies with all the terms and conditions of this Lease, the Deposit shall be refunded to Tenant without interest, unless otherwise required by law, upon expiration of this Lease. Landlord may, but is not obligated to, apply a portion of the Deposit to cure any default hereunder and Tenant shall pay on demand the amount necessary to restore the Deposit in full within TEN (10) days after notice by Landlord.

     3.3 OPERATING COSTS: Tenant shall pay Tenant’s Pro Rata Share of any Excess Operating Costs as follows:

a. “Operating Costs” shall mean all reasonable and actual expenses relating to the Leased Premises, the Building or the Project, including but not limited to: real estate taxes and assessments; gross rents, sales, use, business, corporation, franchise or other taxes (except income taxes); utilities not separately chargeable to other tenants; insurance premiums and (to the extent used) deductibles; maintenance, repairs and replacements; refurbishing and repainting; cleaning, janitorial and other services; equipment, tools, materials and supplies; air conditioning, heating and elevator service; property management including typical market management fees; security; employees and contractors; resurfacing and restriping of walks, drives and parking areas; signs, directories and markers; landscaping; and snow and rubbish removal. Operating Costs shall not include expenses for legal services, real estate brokerage and leasing commissions, Landlord’s income taxes, income tax accounting, interest, depreciation, general corporate overhead, or capital improvements to the Building or Project except for capital improvements installed for the purpose of reducing or controlling expenses, or required by any governmental or other authority having or asserting jurisdiction over the Building or Project. If any expense, though paid in one year, relates to more than one calendar year, at option of Landlord, such expense may be proportionately allocated among such related calendar years. In the event that the Building is not fully leased during any calendar year, Landlord may make appropriate adjustments to the Operating Costs, using reasonable projections, to adjust such costs to an amount that would normally be expected to be incurred if the Building were 95% leased, and such adjusted costs shall be used for purposes of this paragraph 3.3. “Excess Operating Costs” shall mean any excess of (i) Landlord’s Operating Costs for any calendar year following the Base Year over (ii) the actual Operating Costs of the Base Year.

b. Tenant shall pay, in equal monthly installments, Tenant’s Pro Rata Share of any estimated Excess Operating Costs for each calendar year which falls (in whole or in part) during the Lease Term (prorated for any partial calendar year at the beginning or end of the Lease Term). Annually, or from time to time, based on actual and projected Operating Cost data, Landlord may adjust its estimate of Operating Costs upward or downward. Within 15 days after notice to Tenant of a revised estimate of Operating Costs, Tenant shall remit to Landlord a sum equal to any shortage of the amount which should have been paid to date for the then current calendar year based on the revised estimate, and all subsequent monthly estimated payments shall be based on the revised estimate. Landlord shall cap controllable operating cost increases, constituting the Excess Operating Costs, to FOUR percent (4%) per year. Non-controllable Operating Expenses include taxes, insurance and utilities, as well as any other expenses (“Other Non-controllable Expenses”) that increase by more than FOUR percent (4%) by reason of any act of God, fire, natural disaster, accident, act of government, shortages of material or supplies or any other cause reasonably beyond the control of such party (“Force Majeure”), provided that Landlord gives Tenant written notice of the Force Majeure promptly and, in any event, within fifteen (15) days of discovery thereof. Should the Force Majeure subside and cease to affect the relevant Other Non-Controllable Expenses, such expenses shall be adjusted downward as appropriate and shall again be subject to the Cap.

c. As soon as possible, after the first day of each year Landlord shall compute the actual Operating Costs for the prior calendar year, and shall give notice thereof to Tenant. Within 30 days after receipt of such notice, Tenant shall pay any deficiency between estimated and actual in Tenant’s Pro Rata Share of any Excess Operating Costs for the prior calendar year (prorated for any partial calendar year at the beginning or end of the Lease Term). In the event of overpayment by Tenant, Landlord shall issue a check to Tenant within 30 days for the amount of the overpayment. Tenant or its representatives shall have the right, upon reasonable notice, to examine Landlord’s books and records with respect to the Operating Costs at the management office during normal business hours at any time within 60 days following the delivery by Landlord to Tenant of the notice of actual Operating Costs. Tenant shall have an additional 10 days to file any written exception to any of the Operating Costs.

     3.4 TAXES: In addition to Base Rent and other sums to be paid by Tenant hereunder, Tenant shall reimburse Landlord, as additional Rent, on demand, any taxes payable by Landlord (a) upon, measured by or reasonably attributable to the cost or value of Tenant’s equipment, fixtures and other personal property located in the Leased Premises or by the cost or value of any leasehold improvements made to the Leased Premises by Tenant or Landlord, regardless of whether title to such improvements are held by Tenant or Landlord; (b) upon or measured by the monthly rental payable hereunder, including, without limitation, any gross receipts tax or excise tax; (c) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Leased Premises or any portion thereof; (d) upon this Lease or any document to which Tenant is a party creating or transferring an interest or an estate in the Leased Premises.

ARTICLE FOUR
Improvements

     4.1 CONSTRUCTION CONDITIONS: The improvements shall be constructed as described in the work letter attached hereto as Schedule 6 (the “Improvements”). The expenses to be incurred as between Landlord and Tenant for construction of the Improvements are specified in Schedule 6. If any act, omission or change requested or caused by Tenant increases the cost of work or materials or the time required for completion of construction, Tenant shall reimburse Landlord for such increase in cost at the time the increased cost is incurred and shall reimburse Landlord for any loss in Rent at the time the Rent would have become due. Landlord’s approval of Tenant’s plans for Improvements shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with laws, rules and regulations of governmental agencies or authorities.

     4.2 COMMENCEMENT OF POSSESSION: If the Leased Premises are not substantially completed by the scheduled Lease Commencement Date then the Lease Commencement Date shall be extended to the date the Leased Premises are ready for occupancy. Furthermore, if the Lease Commencement Date is any other than the first day of a calendar month, then the term of the Lease shall be extended for the remainder of that calendar month. If Landlord fails to cause the Leased Premises to be ready for occupancy at the time of the Scheduled Lease Commencement Date, Landlord and Landlord’s agents, officers, employees, or contractors shall not be liable for any damage, loss, liability or expense caused thereby, and this Lease shall not become void or voidable unless such failure continues for more than 120 days, in which case Tenant may terminate this Lease upon 20 days written notice to Landlord. Upon occupancy of the Leased Premises, Tenant shall execute and deliver to Landlord a letter in the form attached as Schedule 7, acknowledging the Lease Commencement Date and certifying that the Improvements have been substantially completed and that Tenant has examined and accepted the Leased Premises. If Tenant fails to deliver such letter, Tenant shall conclusively be deemed to have made such acknowledgment and certification by occupying the Leased Premises.

ARTICLE FIVE
Project Services

     5.1 PROJECT SERVICES: Landlord shall furnish:

a. Utility Services: The utility services listed on Schedule 3 (“Utility Services”). Except in the event that Tenant elects to separately meter the Premises and assumes any and all utility expenses as to the Premises, should Tenant, in Landlord’s sole judgment, use additional, unusual or excessive Utility Services, Landlord reserves the right to charge for such services as determined either by a separate submeter, installed at Tenant’s expense, or by methods specified by an engineer selected by Landlord.

b. Maintenance Services: Maintenance of all interior and exterior common areas of the Building areas including lighting, landscaping, cleaning, painting, maintenance and repair of the exterior of the Building and its structural portions and roof, including all of the services listed on Schedule 4 (“Maintenance Services”).

c. Parking: Parking under the terms and conditions described in Schedule 5 (“Parking”).

     Utility Services, Maintenance Services and Parking described above shall be collectively referred to as “Project Services”. The costs of Project Services shall be a part of Operating Costs.

     5.2 INTERRUPTION OF SERVICES: Landlord does not warrant that any of the Project Services will be free from interruption. Any Project Service may be suspended by reason of accident or of necessary repairs, alterations or improvements, or by strikes or lockouts, or by reason of operation of law, or causes beyond the reasonable control of Landlord. Subject to possible rent abatement as may be provided pursuant to the conditions described in paragraph 8.1, any such interruption or discontinuance of such Project Services shall never be deemed a disturbance of Tenant’s use and possession of the Leased Premises, or render Landlord liable to Tenant for damages by abatement of rent or otherwise, or relieve Tenant from performance of Tenant’s obligations under this Lease; provided, however, that should such interruption or discontinuance of Project Services which materially impairs Tenant’s ability to conduct its business continue for 4 consecutive business days, then beginning on the fifth business day, Landlord shall abate Base Rent and Tenant’s Pro Rata Share of Excess Operating Costs, for that portion of the Leased Premises rendered untenable, from the fifth business day after said interruption or discontinuance until the Project Services are restored. Landlord shall use its best efforts to cause the Project Services to be promptly restored. Tenant may terminate this Lease if Project Services cannot be restored within 45 days.

ARTICLE SIX
Tenant’s Covenants

     6.1 USE OF LEASED PREMISES: Tenant agrees to:

a. Permitted Usage: Use the Leased Premises for the Permitted Purpose only and for no other purpose.

b. Compliance with Laws: At Tenant’s expense, comply with the provisions of all recorded covenants, conditions and restrictions and all building, zoning, fire and other governmental laws, ordinances, regulations or rules now in force or which may hereafter be in force relating to Tenant’s use and occupancy of the Leased Premises, the Building, or the Project and all requirements of the carriers of insurance covering the Project.

c. Nuisances or Waste: Not do or permit anything to be done in or about the Leased Premises, or bring or keep anything in the Leased Premises that may increase Landlord’s fire and extended coverage insurance premium, damage the Building or the Project, constitute waste, constitute an immoral purpose, or be a nuisance, public or private, or menace or other disturbance to tenants of adjoining premises or anyone else.

d. Hazardous Substances: Landlord certifies that it has not stored nor located any Hazardous Materials within the Building or the Leased Premises and Tenant agrees to (i) comply with all Environmental Laws; (ii) not cause or permit any Hazardous Materials to be treated, stored, disposed of, generated, or used in the Leased Premises or the Project, provided, however, that Tenant may store, use or dispose of products customarily found in offices and used in connection with the operation and maintenance of property if Tenant complies with all Environmental Laws and does not contaminate the Leased Premises, Project or environment; (iii) promptly after receipt, deliver to Landlord any communication concerning any past or present, actual or potential violation of Environmental Laws, or liability of either party for Environmental Damages. Environmental Laws mean all applicable present and future statutes, regulations, rules, ordinances, codes, permits or orders of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and their political subdivisions and all applicable judicial, administrative and regulatory decrees and judgments relating to the protection of public health or safety or of the environment. Hazardous Materials include substances (i) which require remediation under any Environmental Laws; or (ii) which are or become defined as a “hazardous waste”, “hazardous substance”, pollutant or contaminant under any Environmental Laws; or (iii) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic; or (iv) which contain petroleum hydrocarbons, polychlorinated biphenyls, asbestos, asbestos containing materials or urea formaldehyde.

e. Alterations and Improvements: Make no alterations or improvements to the Leased Premises without the prior written approval of Landlord and Landlord’s mortgagee, if required. Notwithstanding, Tenant may make non-structural improvements/alterations up to a cost of $20,000.00, to the Leased Premises, provided such alterations do not affect building systems or equipment, in any way, provided Tenant provides written notice to Landlord and provided construction is coordinated or approved through Landlord and affected by a licensed contractor acceptable to Landlord. Any such alterations or improvements by Tenant shall be done in a good and workmanlike manner, at Tenant’s expense, by a licensed contractor approved by Landlord in conformity with plans and specifications approved by Landlord. If requested by Landlord, Tenant will post a bond or other security reasonably satisfactory to Landlord to protect Landlord against liens arising from work performed for Tenant. Landlord’s approval of the plans and specifications for Tenant’s alterations or improvements shall not be unreasonably withheld and shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities.

f. Liens: Keep the Leased Premises, the Building and the Project free from liens arising out of any work performed, materials furnished or obligations incurred by or for Tenant. If, at any time, a lien or encumbrance is filed against the Leased Premises, the Building or the Project as a result of Tenant’s work, materials or obligations, Tenant shall promptly discharge such lien or encumbrance. If such lien or encumbrance has not been removed within 30 days from the date it is filed, Tenant agrees to deposit with Landlord cash or a bond, which shall be in a form and be issued by a company acceptable to Landlord in its sole discretion, in an amount equal to 150% of the amount of the lien, to be held by Landlord as security for the lien being discharged.

g. Rules and Regulations: Observe, perform and abide by all the rules and regulations promulgated by Landlord from time to time. Schedule 2 sets forth Landlord’s rules and regulations in effect on the date hereof.

h. Signage: Obtain the prior approval of the Landlord before placing any sign or symbol in doors or windows or elsewhere in or about the Leased Premises, or upon any other part of the Building, or Project including building directories. Any signs or symbols which have been placed without Landlord’s approval may be removed by Landlord. Upon expiration or termination of this Lease, all signs installed by Tenant shall be removed and any damage resulting therefrom shall be promptly repaired, or such removal and repair may be done by Landlord and the cost charged to Tenant as Rent.

     6.2 INSURANCE: Tenant shall, at its own expense, procure and maintain during the Lease Term: (i) fire and extended casualty insurance covering Tenant’s trade fixtures, merchandise and other personal property located in the Leased Premises, in an amount not less than 100% of their actual replacement cost, and (ii) worker’s compensation insurance in at least the statutory amounts, and (iii) commercial general liability insurance with respect to the Leased Premises and Tenant’s activities in the Leased Premises and in the Building and the Project, providing bodily injury and broad form property damage coverage with a maximum $5,000 deductible, or such other amount approved by Landlord in writing, and minimum coverage as follows:

a. $1,000,000 with respect to bodily injury or death to any one person;

b. $5,000,000 with respect to bodily injury or death arising out of any one occurrence;

c. $1,000,000 with respect to property damage or other loss arising out of any one occurrence.

     Nothing in this paragraph 6.2 shall prevent Tenant from obtaining insurance of the kind and in the amounts provided for under this paragraph under a blanket insurance policy covering other properties as well as the Leased Premises, provided, however, that any such policy of blanket insurance (i) shall specify the amounts of the total insurance allocated to the Leased Premises, which amounts shall not be less than the amounts required by subparagraphs a. through c. above, and (ii) such amounts so specified shall be sufficient to prevent any one of the assureds from becoming a coinsurer within the terms of the applicable policy, and (iii) shall, as to the Leased Premises, otherwise comply as to endorsements and coverage with the provisions of this paragraph.

     Tenant’s insurance shall be with a company which has a rating equal to or greater than Best’s Insurance Reports classification of A, Class X or its equivalent, as such classification is determined as of the Lease Commencement Date. Landlord and Landlord’s mortgagee, if any, shall be named as “additional insureds” under Tenant’s insurance, and such Tenant’s insurance shall be primary and non-contributing with Landlord’s insurance. Tenant’s insurance policies shall contain endorsements requiring

30 days notice to Landlord and Landlord’s mortgagee, if any, prior to any cancellation, lapse or nonrenewal or any reduction in amount of coverage.

     Tenant shall deliver to Landlord as a condition precedent to its taking occupancy of the Leased Premises certificates of insurance (with respect to the liability policy) and evidence of insurance (ACCORD Number 27) or equivalent (with respect to the property policy).

     6.3 REPAIRS: Tenant, at its sole expense, agrees to maintain the interior of the Leased Premises in a neat, clean and sanitary condition. If Tenant fails to maintain or keep the Leased Premises in good repair and such failure continues for 15 days after written notice from Landlord or if such failure results in a nuisance or health or safety risk, Landlord may perform any such required maintenance and repairs and the cost thereof shall be payable by Tenant as Rent within 10 days of receipt of an invoice from Landlord. Tenant shall also pay to Landlord the costs of any repair to the Building or Project necessitated by any act or neglect of Tenant.

     6.4 ASSIGNMENT AND SUBLETTING: Tenant shall not assign, mortgage, pledge, or encumber this Lease, or permit all or any part of the Leased Premises to be subleased without the prior written consent of Landlord, and Landlord’s mortgagee if required pursuant to the loan documents, if any, which consent shall not be unreasonably withheld or delayed. Landlord agrees that it shall provide its response to such request within fifteen (15) days of receipt by Landlord. Any transfer of this Lease by merger, consolidation, reorganization or liquidation of Tenant, or by operation of law, or change in ownership of or power to vote the majority of the outstanding voting stock of a corporate Tenant, or by change in ownership of a controlling partnership interest in a partnership Tenant, shall constitute an assignment for the purposes of this paragraph. Notwithstanding the foregoing, Tenant shall have the right to assign or sublease part or all of the Leased Premises without Landlord’s prior consent to any of its subsidiaries, affiliates or any parent corporation of Tenant with prior written notice to Landlord provided that (i) Tenant continues to be primarily liable on its obligations as set forth herein; (ii) any such assignee or sublessee shall assume and be bound by all covenants and obligations of Tenant herewith; (iii) the proposed assignee or sublessee is, in Landlord’s good faith judgment, compatible with other tenants in the Building and seeks to use the Leased Premises only for the Permitted Purpose and for a use that is not prohibited under the terms of a lease with another tenant in the Building; and (iv) such use would not result in a material change in the number of personnel working in, or members of the general public visiting, the Leased Premises.

     In addition to other reasonable bases, Tenant hereby agrees that Landlord shall be deemed to be reasonable in withholding its consent, if: (a) such proposed assignment or sublease is to any party who is then a tenant of the Building or the Project if Landlord has comparable area; or (b) Tenant is in default under any of the terms, covenants, conditions, provisions and agreements of this Lease at the time of request for consent or on the effective date of such subletting or assignment; or (c) the proposed subtenant or assignee is, in Landlord’s good faith judgment, incompatible with other tenants in the Building, or seeks to use any portion of the Leased Premises for a use not consistent with other uses in the Building, or is financially incapable of assuming the obligations of this Lease; or (d) the proposed assignee of sublessee or its business is subject to compliance with additional requirements of the law (including related regulation) commonly known as the “Americans with Disabilities Act” beyond those requirements which are applicable to the Tenant, unless the proposed assignee or sublessee shall: (i) first deliver plans and specifications for complying with such additional requirements and obtain Landlord’s consent thereto, and (ii) comply with all Landlord’s conditions for or contained in such consent, including without limitation, requirements for security to assure the lien-free completion of such improvements. Tenant shall submit to Landlord the name of a proposed assignee or subtenant, the terms of the proposed assignment or subletting, the nature of the proposed subtenant’s business and such information as to the assignee’s or subtenant’s financial responsibility and general reputation as Landlord may reasonably require.

     No subletting or assignment, even with the consent of Landlord, shall relieve Tenant of its primary obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder. The acceptance of Rent by Landlord from any other person or entity shall not be deemed to be waiver by Landlord of any provision of this Lease or to be a consent to any assignment, subletting or other transfer. Consent to one assignment, subletting or other transfer shall not be deemed to constitute consent to any subsequent assignment, subletting or transfer.

     In the event that Tenant intends to sublease any portion of the Premises, Landlord and Tenant shall coordinate efforts toward marketing of the space to be made available. To the extent that any Sublessee, which shall be approved by Landlord, enters into a Sublease extending beyond the then effective term of the Lease, Tenant shall pay that portion of such costs that would correspond to the balance of the Term and Landlord shall pay that portion corresponding to the extended Term. In lieu of giving any consent to a sublet or an assignment of all the Leased Premises, Landlord may, at Landlord’s option, elect to terminate this Lease. In the case of a proposed subletting of a portion of the Leased Premises, Landlord may, at Landlord’s option, elect to terminate the Lease with respect to that portion of the Leased Premises being proposed for subletting. The effective date of any such termination shall be 30 days after the proposed effective date of any proposed assignment or subletting. If Landlord elects to terminate the Lease, after either Landlord or Tenant have expended monies toward marketing costs to sublet any such space, Landlord and Tenant shall share equally in payment of such reasonable and customary marketing costs. The party to be reimbursed shall submit an itemized list of expenses to the other party, which shall remit payment to the other within thirty (30) days of receipt.

     Fifty Percent (50%) of any proceeds in excess of Base Rent and Tenant’s Pro Rata Share of Excess Operating Costs which is received by Tenant for the balance of the Term, pursuant to an assignment or subletting consented to by Landlord, less reasonable brokerage commissions actually paid by Tenant, and less other costs incurred by Tenant and paid to unaffiliated third parties in connection with making the space available for lease, shall be remitted to Landlord as extra Rent within 10 days of receipt by Tenant. For purposes of this paragraph, all money or value in whatever form received by Tenant from or on account of any party as consideration for an assignment or subletting shall be deemed to be proceeds received by Tenant pursuant to an assignment or subletting.

     6.5 ESTOPPEL CERTIFICATE: From time to time and within 10 business days after request by Landlord, Tenant shall execute and deliver a certificate to any proposed lender or purchaser, or to Landlord, together with a true and correct copy of this Lease, certifying with any appropriate exceptions, (i) that this Lease is in full force and effect without modification or amendment, (ii) the amount of Rent payable by Tenant and the amount, if any, of Prepaid Rent and Deposit paid by Tenant to Landlord, (iii) the nature and kind of concessions, rental or otherwise, if any, which Tenant has received or is entitled to receive, (iv) that Tenant has not assigned its rights under this Lease or sublet any portion of the Leased Premises, (v) that Landlord has performed all of its obligations due to be performed under this Lease and that there are no defenses, counterclaims, deductions or offsets outstanding or other excuses for Tenant’s performance under this Lease, (vi) that such proposed lender or purchaser may rely on the information contained in the certificate, and (vii) any other fact reasonably requested by Landlord or such proposed lender or purchaser.

ARTICLE SEVEN
Landlord’s Reserved Rights

     7.1 ADDITIONAL RIGHTS RESERVED TO LANDLORD: Without notice and without liability to Tenant or without effecting an eviction or disturbance of Tenant’s use or possession, Landlord shall have the right to (i) grant utility easements or other easements in, or replat, subdivide or make other changes in the legal status of the land underlying the Building or the Project as Landlord shall deem appropriate in its sole discretion, provided such changes do not substantially interfere with Tenant’s use of the Leased Premises for the Permitted Purpose; (ii) enter the Leased Premises at reasonable times with twenty-four (24) hours prior notice to Tenant and at any time in the event of an emergency to inspect, alter or repair the Leased Premises or the Building and to perform any acts related to the safety, protection, reletting, sale or improvement of the Leased Premises or the

Building; (iii) change the name or street address of the Building or the Project; (iv) install and maintain signs on and in the Building and the Project; and (v) make such rules and regulations as, in the sole judgment of Landlord, may be needed from time to time for the safety of the tenants, the care and cleanliness of the Leased Premises, the Building and the Project and the preservation of good order therein.

ARTICLE EIGHT
Casualty and Untenability

     8.1 CASUALTY AND UNTENANTABILITY: If the Building is made substantially untenable or if Tenant’s use and occupancy of the Leased Premises are substantially interfered with due to damage to the common areas of the Building or if the Leased Premises are made wholly or partially untenable by fire or other casualty, Landlord may, by notice to within 45 days after the damage, terminate this Lease. Such termination shall become effective as of the date of such casualty.

     If the Leased Premises are made partially or wholly untenable by fire or other casualty and this Lease is not terminated as provided above, Landlord shall restore the Leased Premises to the condition they were in on the Lease Commencement Date, not including any personal property of Tenant or alterations performed by Tenant.

     If the Landlord does not terminate this Lease as provided above, and Landlord fails within 120 days from the date of such casualty to restore the damaged common areas thereby eliminating substantial interference with Tenant’s use and occupancy of the Leased Premises, or fails to restore the Leased Premises to the condition they were in on the Lease Commencement Date, not including any personal property or alterations performed by Tenant, Tenant may terminate this Lease as of the end of such 120 day period.

     In the event of termination of this Lease pursuant to this paragraph, Rent shall be prorated on a per diem basis and paid to the date of the casualty, unless the Leased Premises shall be tenantable, in which case Rent shall be payable to the date of the lease termination. If the Leased Premises are untenable and this Lease is not terminated, Rent shall abate on a per diem basis from the date of the casualty until the Leased Premises are ready for occupancy by Tenant. If part of the Leased Premises are untenable, Rent shall be prorated on a per diem basis and apportioned in accordance with the part of the Leased Premises which is usable by Tenant until the damaged part is ready for Tenant’s occupancy. Notwithstanding the foregoing, if any damage was proximately caused by an act or omission of Tenant, its employees, agents, contractors, licensees or invitees, then, in such event, Tenant agrees that Rent shall not abate or be diminished during the term of this Lease.

ARTICLE NINE
Condemnation

     9.1 CONDEMNATION: If all or any part of the Leased Premises shall be taken under power of eminent domain or sold under imminent threat to any public authority or private entity having such power, this Lease shall terminate as to the part of the Leased Premises so taken or sold, effective as of the date possession is required to be delivered to such authority. In such event, Base Rent shall abate in the ratio that the portion of Tenant’s Square Footage taken or sold bears to Tenant’s Square Footage. If a partial taking or sale of the Leased Premises, the Building or the Project (i) substantially reduces Tenant’s Square Footage resulting in a substantial inability of Tenant to use the Leased Premises for the Permitted Purpose, or (ii) renders the Building or the Project not commercially viable to Landlord in Landlord’s sole opinion, either Tenant in the case of (i), or Landlord in the case of (ii), may terminate this Lease by notice to the other party within 30 days after the terminating party receives written notice of the portion to be taken or sold. Such termination shall be effective 180 days after notice thereof, or when the portion is taken or sold, whichever is sooner. All condemnation awards and similar payments shall be paid and belong to Landlord, except any amounts awarded or paid specifically to Tenant for removal and reinstallation of Tenant’s trade fixtures, personal property or Tenant’s moving costs. To the extent permitted by law, Tenant shall, however, be entitled to seek business damages from any condemning authority.

ARTICLE TEN
Waiver and Indemnity

     10.1 WAIVER AND INDEMNITY: Except for those claims arising from Landlord’s breach of this Lease, negligence or willful misconduct, Tenant, to the extent permitted by law, waives all claims it may have against Landlord, and against Landlord’s agents and employees for any damages sustained by Tenant or by any occupant of the Leased Premises, or by any other person, resulting from any cause arising at any time. Tenant agrees to hold Landlord harmless and indemnified against claims and liability for injuries to all persons and for damage to or loss of property occurring in or about the Leased Premises or the Building, due to Tenant’s breach of this Lease or any act of negligence or default under this Lease by Tenant, its contractors, agents, employees, licensees and invitees. Tenant agrees to indemnify, defend, reimburse and hold Landlord harmless against any Environmental Damages incurred by Landlord arising from Tenant’s breach of paragraph 6.1(d) of this Lease. Environmental Damages means all claims, judgments, losses, penalties, fines, liabilities, encumbrances, liens, costs and reasonable expenses of investigation, defense or good faith settlement resulting from violations of Environmental Laws, and including, without limitation: (i) damages for personal injury and injury to property or natural resources; (ii) reasonable fees and disbursement of attorneys, consultants, contractors, experts and laboratories; and (iii) costs of any cleanup, remediation, removal, response, abatement, containment, closure, restoration or monitoring work required by any Environmental Law and other costs reasonably necessary to restore full economic use of the Leased Premises or Project.

     10.2 WAIVER OF SUBROGATION: Tenant and Landlord release each other and waive any right of recovery against each other for loss or damage to the waiving party or its respective property, which occurs in or about the Leased Premises or Building, whether due to the negligence of either party, their agents, employees, officers, contractors, licensees, invitees or otherwise, to the extent that such loss or damage is insurable against under the terms of standard fire and extended coverage insurance policies. Tenant and Landlord agree that all policies of insurance obtained by either of them in connection with the Leased Premises shall contain appropriate waiver of subrogation clauses.

     10.3 LIMITATION OF LANDLORD’S LIABILITY: The obligations of Landlord under this Lease do not constitute personal obligations of the individual partners, shareholders, directors, officers, employees or agents of Landlord, and Tenant shall look solely to Landlord’s interest in the Building and land and to no other assets of Landlord for satisfaction of any liability in respect of this Lease. Tenant will not seek recourse against the individual partners, shareholders, directors, officers, employees or agents of Landlord or any of their personal assets for such satisfaction. Notwithstanding any other provisions contained herein, Landlord shall not be liable to Tenant, its contractors, agents or employees for any consequential damages or damages for loss of profits.

ARTICLE ELEVEN
Tenant’s Default and Landlord’s Remedies

     11.1 TENANT’S DEFAULT: It shall be an “Event of Default” if Tenant shall (i) fail to pay any monthly installment of Base Rent or Tenant’s Pro Rata Share of Excess Operating Costs, or any other sum payable hereunder within 10 days after such payment is due and payable as evidenced by this Lease and invoices provided by Landlord for each month of the Lease Year in January for the following twelve month period; (ii) violate or fail to perform any conditions, covenants, or agreements herein made by Tenant respecting Tenant’s insurance requirements as specified in paragraph 6.2, and such violation or failure shall continue for 5 business days after written notice thereof to Tenant by Landlord; (iii) violate or fail to perform any of the other conditions, covenants or agreements herein made by Tenant, and such violation or failure shall continue for 15 days after written notice thereof to Tenant by Landlord; provided, however, if such default is of a nature that it cannot reasonably be cured within 15 days, it shall not be an Event of Default if Tenant commences to cure within such 15 day period and diligently prosecutes such cure to completion within the time reasonably required for such cure, not to exceed 60 days; (iv) make a general assignment for the benefit of its creditors or file a petition for bankruptcy or other reorganization, liquidation, dissolution or similar relief; (v) have a proceeding filed against Tenant seeking any relief mentioned in (iv) above; (vi) have a trustee, receiver or liquidator appointed for Tenant or a substantial part of its property; (vii) abandon or vacate the Leased Premises and any portion of Rent is delinquent; (viii) default under any other lease, if any, within the Building or the Project; or (ix) if Tenant is a partnership, if any partner of the partnership is involved in any of the acts or events described in subparagraphs (i) through (viii) above.

     11.2 REMEDIES OF LANDLORD: If an Event of Default occurs and such default has not been cured by Tenant within any applicable cure period, Landlord, may, at its option, within 10 days after written notice to Tenant, reenter the Leased Premises, remove all persons therefrom, take possession of the Leased Premises, and remove all of Tenant’s personal property at Tenant’s risk and expense and, either (i) terminate this Lease and Tenant’s right of possession of the Leased Premises or (ii) maintain this Lease in full force and effect and endeavor to relet all or part of the Leased Premises. In the event Landlord elects to maintain this Lease, Landlord shall have the right to relet the Leased Premises for such rent and upon such terms as Landlord deems reasonable and necessary, and Tenant shall be liable for all damages sustained by Landlord, including but not limited to, any deficiency in Rent for the period of time which would have remained in the Lease Term in the absence of any termination, leasing fees, attorneys’ fees, other marketing and collection costs, the cash value of any concessions granted to Tenant and all expenses of placing the Leased Premises in first class rentable condition. Landlord retains the right to terminate this Lease, at any time, notwithstanding that Landlord fails to terminate this Lease initially. If Landlord is unable after diligent efforts to relet the Leased Premises within 60 days after termination of this Lease, Landlord may elect at any time thereafter to have Tenant immediately pay, as liquidated damages and not as a penalty, all Rent then due and the present value (discounted at 10%) of all Rent which would have become due (based on Base Rent and Tenant’s Pro Rata Share of Excess Operating Costs payable at the time of such election and the cash value of any concessions granted to Tenant) for the period of time which would have remained in the Lease Term in the absence of any termination.

     The remedies granted to Landlord herein shall be cumulative and shall not exclude any other remedy allowed by law, and shall not prevent the enforcement of any claim Landlord may have against Tenant for anticipatory breach of the unexpired term of this Lease, including without limitation, a claim for attorney’s fees incurred by Landlord.

ARTICLE TWELVE
Termination/Renewal

     12.1 SURRENDER OF LEASED PREMISES: On expiration of this Lease, if no Event of Default exists, Tenant shall surrender the Leased Premises in the same condition as when the Lease Term commenced, ordinary wear and tear or damage from casualty excepted. Except for furnishings, trade fixtures and other personal property installed at Tenant’s expense, all alterations, additions or improvements, whether temporary or permanent in character, made in or upon the Leased Premises, either by Landlord or Tenant, shall be Landlord’s property and at the expiration or earlier termination of the Lease Term shall remain on the Leased Premises without compensation to Tenant, except if requested by Landlord, Tenant, at its expense and without delay, shall remove any alterations, additions or improvements made to the Leased Premises by Tenant designated by Landlord to be removed, and repair any damage to the Leased Premises or the Building caused by such removal. If Tenant fails to repair the Leased Premises, Landlord may complete such repairs and Tenant shall reimburse Landlord for such repair and restoration. Landlord shall have the option to require Tenant to remove all its property. If Tenant fails to remove such property as required under this Lease, Landlord may dispose of such property in its sole discretion without any liability to Tenant, and further may charge the cost of any such disposition to Tenant.

     Notwithstanding anything herein to the contrary, upon expiration of the Lease, Tenant shall remove any and all of Tenant’s cabling (including, but not limited to, all wiring and cabling for telephones and computer systems) from the Leased Premises, distribution boards, chases, conduit, junction boxes or anywhere in the Building, and shall repair any damage to the Leased Premises or the Building caused by such removal. If Tenant fails to remove all such cabling and wiring or to repair any damage caused by such removal, Landlord may do so and Tenant shall reimburse Landlord all costs for any such removal, repair or restoration.

     12.2 HOLD OVER TENANCY: If Tenant shall hold over after the Lease Expiration Date, Tenant may be deemed, at Landlord’s option, to occupy the Leased Premises as a tenant from month to month, which tenancy may be terminated by one month’s written notice. During such tenancy, Tenant agrees to pay to Landlord, monthly in advance, an amount equal to One Hundred Fifty Percent (150%) in first month and Two Hundred Percent (200%) for any holdover thereafter of all Rent which would become due (based on Base Rent and Tenant’s Pro Rata Share of Excess Operating Costs payable for the last month of the Lease Term, together with all other amounts payable by Tenant to Landlord under this Lease), and to be bound by all of the terms, covenants and conditions herein specified. If Landlord relets the Leased Premises or any portion thereof to a new tenant and the term of such new lease commences during the period for which Tenant holds over, Landlord shall also be entitled to recover from Tenant all costs and expenses, attorneys fees, damages or loss of profits incurred by Landlord as a result of Tenant’s failure to deliver possession of the Leased Premises to Landlord when required under this Lease.

     12.3 DOWNSIZING OPTION: Tenant shall have a one-time option to terminate a portion of the Premises only in the event that Tenant intends to expand its office facilities to a premises in excess of the available space in Summit Park I, and Tenant is moving into a building in which it will occupy no less than 130,000 Rentable Square Feet (“RSF”). By written notice to Landlord, Tenant may elect to vacate up to 47,067 RSF of contiguous space, the location of which Landlord and Tenant shall mutually agree upon in writing. This option only remains open for partial termination of the respective portion of the Premises between the end of the THIRTY-SIXTH (36th) month and FORTY-FIFTH (45th) month of the Lease Term, and Tenant shall provide no less than TWELVE (12) months prior written notice to Landlord.

In the event that Tenant elects to vacate a portion of the Premises, Tenant shall pay to Landlord an early termination fee of ONE HUNDRED THOUSAND and NO/100 dollars ($100,000.00).

     In the event that Tenant exercises this Downsizing Option, Tenant agrees to give Landlord an opportunity to submit a proposal to provide Tenant’s new occupancy need in another building owned or managed by Landlord, or to be constructed by Landlord.

     12.4 RENEWAL OPTION: Tenant shall have one option to renew (“Option to Renew”) this Lease for five (5) years (the “Renewal Period”). If Tenant desires to exercise its Option to Renew, Tenant shall give Landlord written notice (“Renewal Notice”) thereof on or before May 31, 2009. During the thirty (30) day period following Landlord’s receipt of the Renewal Notice, Landlord and Tenant shall use reasonable efforts to negotiate a mutually agreeable Market Base Rent, as defined in 1.1, for the Renewal Period. The Market Base Rent shall be negotiated in light of then current terms for renewing tenants for comparable space, including market rents, term of renewal, and operating expense pass-throughs. Within fifteen (15) business days of agreement by the parties on the Market Base Rent and other terms of the renewal, Landlord shall deliver to Tenant an amendment to this Lease extending this Lease on such terms. If the terms are acceptable to Tenant, then Tenant shall execute and deliver the amendment to Landlord within ten (10) business days following receipt of such amendment. The foregoing option and rights are subject to there having been no Event of Default under this Lease that is not cured within the applicable cure period, are personal to the original Tenant executing the Lease, may not be assigned, and shall be available to and exercisable by the Tenant only when the original Tenant or its permitted assignee, is in actual possession and physical occupancy of the entire Leased Premises. Time is of the essence in the exercise of Tenant’s Option to Renew. Should Tenant fail to exercise such option, execute and deliver any required documents, or perform any of its required obligations under this section, or should the parties be unable to agree on Market Base Rent for the Renewal Period, within the time periods set forth above, then this Option to Renew and any other rights of Tenant under the Lease in the nature of options, shall be null and void, and the Lease shall terminate at the end of the Lease Term.

ARTICLE THIRTEEN
Miscellaneous

     13.1 QUIET ENJOYMENT: If and so long as Tenant pays all Rent and keeps and performs each and every term, covenant and condition herein contained on the part of Tenant to be kept and performed, Tenant shall quietly enjoy the Leased Premises without hindrance by Landlord.

     13.2 ACCORD AND SATISFACTION: No receipt and retention by Landlord of any payment tendered by Tenant in connection with this Lease shall constitute an accord and satisfaction, or a compromise or other settlement, notwithstanding any accompanying statement, instruction or other assertion to the contrary unless Landlord expressly agrees to an accord and satisfaction, or a compromise or other settlement, in a separate writing duly executed by Landlord. Landlord will be entitled to treat any such payments as being received on account of any item or items of Rent, interest, expense or damage due in connection herewith, in such amounts and in such order as Landlord may determine at its sole option.

     13.3 SEVERABILITY: The parties intend this Lease to be legally valid and enforceable in accordance with all of its terms to the fullest extent permitted by law. If any term hereof shall be invalid or unenforceable, the parties agree that such term shall be stricken from this Lease to the extent unenforceable, the same as if it never had been contained herein. Such invalidity or unenforceability shall not extend to any other term of this Lease, and the remaining terms hereof shall continue in effect to the fullest extent permitted by law, the same as if such stricken term never had been contained herein.

     13.4 SUBORDINATION AND ATTORNMENT: Tenant acknowledges that this Lease is subject and subordinate to all leases in which Landlord is lessee and to any mortgage or deed of trust now in force against the Building and to all advances made or hereafter to be made thereunder, or any amendments or modifications thereof, and shall be subordinate to any future leases in which Landlord is lessee and to any future mortgage or deed of trust hereafter in force against the Building and to all advances made or hereafter to be made thereunder (all such existing and future leases, mortgages and deeds of trust referred to collectively as “Superior Instruments”). Tenant also agrees that if the holder of any Superior Instrument elects to have this Lease superior to its Superior Instrument and gives notice of its election to Tenant, then this Lease shall be superior to the lien of any such lease, mortgage or deed of trust and all renewals, replacements and extensions thereof, whether this Lease is dated before or after such lease, mortgage or deed of trust. If requested in writing by Landlord or any first mortgagee or ground lessor of Landlord, Tenant agrees to execute a subordination agreement required to further effect the provisions of this paragraph.

     In the event of any transfer in lieu of foreclosure or termination of a lease in which Landlord is lessee or the foreclosure of any Superior Instrument, or sale of the Property pursuant to any Superior

Instrument, Tenant shall attorn to such purchaser, transferee or lessor and recognize such party as landlord under this Lease, provided such party acquires and accepts the Leased Premises subject to this Lease. The agreement of Tenant to attorn contained in the immediately preceding sentence shall survive any such foreclosure sale or transfer.

     13.5 ATTORNEY’S FEES: If the services of an attorney are required by any party to secure the performance under this Lease or otherwise upon the breach or default of the other party to the Lease, or if any judicial remedy is necessary to enforce or interpret any provision of the Lease, the prevailing party shall be entitled to reasonable attorney’s fees, costs and other expenses, in addition to any other relief to which such prevailing party may be entitled.

     13.6 APPLICABLE LAW: This Lease shall be construed according to the laws of the state in which the Leased Premises are located. Venue shall be proper in Orange County, Florida.

     13.7 BINDING EFFECT; GENDER: This Lease shall be binding upon and inure to the benefit of the parties and their successors and assigns. It is understood and agreed that the terms “Landlord” and “Tenant” and verbs and pronouns in the singular number are uniformly used throughout this Lease regardless of gender, number or fact of incorporation of the parties hereto.

     13.8 TIME: Time is of the essence of this Lease.

     13.9 ENTIRE AGREEMENT: This Lease and the schedules and addenda attached set forth all the covenants, promises, agreements, representations, conditions, statements and understandings between Landlord and Tenant concerning the Leased Premises and the Building and the Project, and there are no representations, either oral or written between them other than those in this Lease. This Lease shall not be amended or modified except in writing signed by both parties. Failure to exercise any right in one or more instances shall not be construed as a waiver of the right to strict performance or as an amendment to this Lease.

     13.10 NOTICES: Any notice or demand provided for or given pursuant to this Lease shall be in writing and served on the parties at the addresses listed in paragraph 1.1(n) and paragraph 1.1(o). Any notice shall be either (i) personally delivered to the addressee set forth above, in which case it shall be deemed delivered on the date of delivery to said addressee; or (ii) sent by registered or certified mail/return receipt requested, in which case it shall be deemed delivered 3 business days after being deposited in the U.S. Mail; (iii) sent by a nationally recognized overnight courier, in which case it shall be deemed delivered 1 business day after deposit with such courier; or (iv) sent by telecommunication (“Fax”) during normal business hours in which case it shall be deemed delivered on the day sent, provided an original is received by the addressee after being sent by a nationally recognized overnight courier within 1 business day of the Fax. The addresses and Fax numbers listed in paragraphs 1.1(n) and 1.1(o) may be changed by written notice to the other parties, provided, however, that no notice of a change of address or Fax number shall be effective until the date of delivery of such notice. Copies of notices are for informational purposes only and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.

     13.11 HEADINGS: The headings on this Lease are included for convenience only and shall not be taken into consideration in any construction or interpretation of this Lease or any of its provisions.

     13.12 STANDBY POWER/UPS: Landlord shall make available to Tenant, at no cost to Tenant, the two (2) emergency generators and two (2) UPS systems that are currently in place in the Building. Tenant, at Tenant’s sole cost and expense, shall be responsible for keeping the energy generators and

UPS systems in good working order, including, but not limited to, testing and maintenance. Landlord shall deliver the generators and UPS systems in good working order to Tenant including all service agreements and warranties (to the extent they are available), as of the Lease Commencement Date. Prior to occupancy by Tenant, Landlord will provide Tenant with an engineering report concluding that the systems are in good working order.

     13.13 EXCLUSIVE USE: Throughout Tenant’s lease term, Landlord agrees not to lease space to any other video game production companies within the Building.

     13.14 LOBBY/COURTYARD USE: Tenant shall, upon Landlord’s prior written authority, have the right to use the Building lobby for display purposes including plasma screens and kiosks, provided such use and display is deemed by Landlord to be in good taste, at Landlord’s discretion, and such use or displays do not interfere with any other tenant’s rights and does not constitute a nuisance. As long as Tenant occupies the entire FIRST (1st) Floor, Tenant will have the exclusive use of (at no additional cost) the courtyard area on the east side of the Building and may make improvements to suit its needs subject to Landlord’s reasonable approval. Tenant shall install and maintain any such items at Tenant’s sole cost and expense, and Tenant shall, at Tenant’s sole cost and expense, remove any such items and restore the Building lobby to its original condition.

     13.15 SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT: Landlord shall use reasonable efforts to obtain from its lender a subordination, non-disturbance and attornment agreement for the benefit of Tenant, in a form acceptable to the lender.

     13.16 BROKERAGE COMMISSIONS: Tenant and Landlord each represents to the other that no broker or agent was instrumental in procuring or negotiating or consummating this Lease other than Broker of Record whose compensation shall be paid by Landlord, and Cooperating Broker, if any, whose compensation shall be paid by Broker of Record, and Tenant and Landlord each agree to defend, indemnify and hold harmless the other party against any loss, cost, expense or liability for any compensation, commission, fee or charge, including reasonable attorney’s fees, resulting from any claim of any other broker, agent or finder claiming under or through the indemnifying party in connection with this Lease or its negotiation.

     13.17 BASE RENT ADJUSTMENT: Base Rent shall be adjusted on the following dates:

	Monthly	Total Base Rent
Period	Base Rent	For Period
Months 1-6.5	$ free —	$ free —
Months 6.5-12	$195,335.00	$1,074,342.50
Months 13-24	$214,868.50	$2,578,422.00
Months 25-36	$220,240.21	$2,642,882.55
Months 37-48	$225,709.59	$2,708,515.11
Months 49-60	$231,374.31	$2,776,491.69
Months 61-66	$237,136.70	$1,422,820.14

     13.18 RADON GAS: Landlord has advised Tenant that radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time.

Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from the county public health unit.

     13.19 SIGNAGE: Landlord will allow Tenant, at Tenant’s expense, to display its company name on the Building facia and the Building’s illuminated monument sign at the entrance of Summit Park. Specifications for any such signage must be approved by Landlord in writing prior to Tenant’s seeking applicable permits from governmental authorities and installation. Landlord reserves the right in its sole discretion, to specify details of such signage. In the event that Tenant elects to exercise its Downsizing Option, Landlord shall have the right to require Tenant, at Tenant’s sole cost, to remove its sign from the Building facia and restore the Building facia to its original condition, original wear and tear excepted. Tenant, at Tenant’s sole cost and expense, shall be required to remove all Building signage and restore the Building facia to its original condition, original wear and tear excepted, upon expiration of the lease.

     All signage will conform to applicable governing authority requirements and Tenant shall obtain any permits or authorizations necessary.

     Landlord shall arrange for Tenant’s suite identification sign(s) and lobby directory strip(s) at Tenant’s expense. Tenant may incorporate its logo graphics, without color, on the suite identification sign(s).

     13.20 RIGHT OF FIRST REFUSAL: Subject to the rights of Charles Schwab as to Summit Park II, Tenant shall have a one-time Right of First Refusal (“ROFR”) on any tenable space that becomes available in the Project. Should Landlord have a bona fide third party offer on this ROFR space, Landlord shall provide Tenant written notice of the terms and conditions of such offer and Tenant shall have FIVE (5) business days within which to accept or decline the ROFR space upon the same terms and conditions as that offered by the bona fide third party. With respect to Suite 300, Summit Park I, this ROFR shall only apply if there remains no less than four years on the Term of this Lease. Should Tenant elect to take the Suite 300 summit Park I space pursuant to this ROFR, the terms shall be pro-rated such that the term for the ROFR Suite 300 space shall be co-terminous with that of this Lease. Should Tenant not exercise its Right of First Refusal Option, Landlord shall be free to lease the space to a third party.

     13.21 RELOCATING SUITE 300 TENANT: After Tenant’s request to Landlord in writing that it intends to take additional space in the Building (Suite 300), if ultimately made available, Landlord shall exercise its commercially reasonable efforts to relocate the current tenant of Suite 300 within the Project. Terms of any such relocation shall be coordinated and agreed upon by the affected parties. Any cost associated with relocating the tenant from Suite 300 shall be borne by Tenant unless otherwise agreed upon between Landlord and Tenant.

     13.22 GUARANTY: Landlord has required Tenant to obtain for Landlord’s benefit an unconditional guaranty of Tenant’s performance of its obligations pursuant to the Lease, by Tenant’s parent company, Electronic Arts, Inc. The Guaranty shall be in the Form attached hereto as Schedule 8.

— SIGNATURES ON NEXT PAGE —

     SUBMISSION OF THIS INSTRUMENT FOR EXAMINATION OR SIGNATURE BY TENANT DOES NOT CONSTITUTE A RESERVATION OF OR OPTION FOR LEASE, AND IT IS NOT EFFECTIVE AS A LEASE OR OTHERWISE UNTIL EXECUTION AND DELIVERY BY BOTH LANDLORD AND TENANT.

     This Lease is executed as of the date first written above.

LANDLORD:

ASP WT, L.L.C.

Witnesses:
/s/ Carol J. McAdams
		By:	/s/ Scott R. Fitzgerald
Print Name:	Carol J. McAdams

		Print Name:	Scott R. Fitzgerald

/s/ Mary Mason
		Title:	Vice President
Print Name:	Mary Mason

		Date:	June 15, 2004

TENANT:

TIBURON ENTERTAINMENT,INC.

Witnesses:
/s/ Gay A. Jacobs
		By:	/s/ Bryan Neider
Print Name:	Gay A. Jacobs

		Print Name:	Bryan Neider

/s/ Tomi Watanabe
		Title:	CFO, Worldwide Studios
Print Name:	Tomi Watanabe

		Date:	June 14, 2004

Where Tenant is a corporation, this Lease shall be signed by a President or Vice President and Secretary or Assistant Secretary of Tenant. Any other signatories shall require a certified corporate resolution.

SCHEDULE 1

DESCRIPTION OF LEASED PREMISES

First Floor (excluding commons areas)
Second Floor
Third Floor (excluding Suite 300, existing of 11,039 RSF)
Fourth Floor
Fifth Floor
Sixth Floor

SCHEDULE 2

RULES AND REGULATIONS

1. The sidewalks, entrances, halls, corridors, elevators and stairways of the Building and Project shall not be obstructed or used as a waiting or lounging place by tenants, and their agents, servants, employees, invitees, licensees and visitors. All entrance doors leading from any Leased Premises to the hallways are to be kept closed at all times.

2. Landlord reserves the right to refuse admittance to the Building after reasonable business hours, as established from time to time, to any person not producing both a key to the Leased Premises and/or a pass issued by Landlord. In case of invasion, riot, public excitement or other commotion, Landlord also reserves the right to prevent access to the Building during the continuance of same. Landlord shall in no case be liable for damages for the admission or exclusion of any person to or from the Building.

3. Landlord will furnish each tenant with two keys to each door lock on the Leased Premises, and Landlord may make a reasonable charge for any additional keys and access cards requested by any tenant. No tenant shall have any keys made for the Leased Premises; nor shall any tenant alter any lock, or install new or additional locks or bolts, on any door without the prior written approval of Landlord. If Landlord approves any lock alteration or addition, the tenant making such alteration shall supply Landlord with a key for any such lock or bolt. Each tenant, upon the expiration or termination of its tenancy, shall deliver to Landlord all keys and access cards in any such tenant’s possession for all locks and bolts in the Building.

4. No tenant shall cause any unnecessary labor by reason of such tenant’s carelessness or indifference in the preservation of good order and cleanliness of the Leased Premises. Tenants will see that (i) the windows are closed, (ii) the doors securely locked, and (iii) all water faucets and other utilities are shut off (so as to prevent waste or damage) each day before leaving the Leased Premises. In the event tenant must dispose of crates, boxes, etc. which will not fit into office waste paper baskets, Tenant is to clearly mark those items that are to be disposed of and leave such items next to the trash cans for disposal.

5. Landlord reserves the right to prescribe the date, time, method and conditions that any personal property, equipment, trade fixtures, merchandise and other similar items shall be delivered to or removed from the Building. No iron safe or other heavy or bulky object shall be delivered to or removed from the Building, except by experienced safe men, movers or riggers approved in writing by Landlord. All damage done to the Building by the delivery or removal of such items, or by reason of their presence in the Building, shall be paid to Landlord, immediately upon demand, by the tenant by, through, or under whom such damage was done. There shall not be used in any space, or in the public halls of the Building, either by tenant or by jobbers or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires.

6. Tenant shall not cover or obstruct any skylights, windows, doors and transoms that reflect or admit light into passageways or into any other part of the Building.

7. The toilet rooms, toilets, urinals, wash bowls and water apparatus shall not be used for any purpose other than for those for which they were constructed or installed, and no sweepings, rubbish, chemicals, or other unsuitable substances shall be thrown or placed therein. The expense of any breakage, stoppage or damage resulting from violation(s) of this rule shall be borne by the tenant by whom, or by whose agents, employees, invitees, licensees or visitors, such breakage, stoppage or damage shall have been caused.

8. No sign, name, placard, advertisement or notice visible from the exterior of any Leased Premises, shall be inscribed, painted or affixed by any tenant on any part of the Building or Project without the prior written approval of Landlord. All signs or letterings on doors, or otherwise, approved by Landlord shall be inscribed, painted or affixed at the sole cost and expense of the tenant, by a person approved by

Landlord. A directory containing the names of all tenants in the Building shall be provided by Landlord at an appropriate place on the first floor of the Building.

9. Landlord may inquire as to Tenant’s use of signaling, telegraphic or telephonic instruments or devices, or other wires, instruments or devices, that are installed by Tenant in connection with any Leased Premises. Such installations, and the boring or cutting for wires, shall be made at the sole cost and expense of the tenant and under control and direction of Landlord. Landlord retains, in all cases, the right to require (i) the installation and use of such electrical protecting devices that prevent the transmission of excessive currents of electricity into or through the Building, (ii) the changing of wires and of their installation and arrangement underground or otherwise as Landlord may direct, and (iii) compliance on the part of all using or seeking access to such wires with such rules as Landlord may establish relating thereto. All such wires used by tenants must be clearly tagged at the distribution boards and junction boxes and elsewhere in the Building, with (i) the number of the Leased Premises to which said wires lead, (ii) the purpose for which said wires are used, and (iii) the name of the company operating same.

10. Tenant, their agents, servants or employees, shall not (a) go on the roof of the Building, (b) use any additional method of heating or air conditioning the Leased Premises, (c) sweep or throw any dirt or other substance from the Leased Premises into any of the halls, corridors, elevators, or stairways of the Building, (d) bring in or keep in or about the Leased Premises any vehicles or animals of any kind, (e) install any radio or television antennae or any other device or item on the roof, exterior walls, windows or windowsills of the Building, (f) place objects against glass partitions, doors or windows which would be unsightly from the interior or exterior of the Building, (g) use any Leased Premises (i) for lodging or sleeping, (ii) for cooking (except that the use by any tenant of Underwriter’s Laboratory-approved equipment for microwaving, brewing coffee, tea and similar beverages shall be permitted, provided that such use is in compliance with law), (iii) for any manufacturing, storage or sale of merchandise or property of any kind, (h) cause or permit unusual or objectionable odor to be produced or permeate from the Leased Premises, including, without limitation, duplicating or printing equipment fumes, and (i) install or operate any vending machines in the Leased Premises unless specifically identified and located on Construction Documents as defined in Schedule 6. Tenant, its agents, servants and employees, invitees, licensees, or visitors shall not permit the operation of any musical or sound producing instruments or device which may be heard outside Leased Premises, Building or garage facility, or which may emit electrical waves which will impair radio or television broadcast or reception from or into the Building.

11. No canvassing, soliciting, distribution of hand bills or other written material, or peddling by Tenant shall be permitted in the Building or the Project, and tenants shall cooperate with Landlord in prevention and elimination of same.

12. Tenant shall give Landlord prompt notice of all accidents to or defects in air conditioning equipment, plumbing, electrical facilities or any part or appurtenances of Leased Premises.

13. If any Leased Premises becomes infested with vermin by acts of Tenant, the Tenant, at its sole cost and expense, shall cause its premises to be exterminated from time to time to the satisfaction of the Landlord and shall employ such exterminators as shall be approved by Landlord.

14. No curtains, blinds, shades, screens, awnings or other coverings or projections of any nature shall be attached to or hung in, or used in connection with any door, window or wall of the premises of the Building by Tenant if such attachment or hanging will cause material damage to the Premises, unless otherwise approved by Landlord.

15. Landlord shall have the right to prohibit any advertising by tenant which, in Landlord’s opinion, tends to impair the reputation of Landlord or of the Building, or its desirability as an office building for existing or prospective tenants who require the highest standards of integrity and respectability, and upon written notice from Landlord, tenant shall refrain from or discontinue such advertising.

16. Wherever the word “tenant” occurs, it is understood and agreed that it shall also mean tenant’s associates, employees, agents and any other person entering the Building or the Leased Premises under the express or implied invitation of tenant. Tenant shall cooperate with Landlord to assure compliance by all such parties with rules and regulations.

17. Landlord will not be responsible for lost or stolen personal property, equipment, money or any article taken from Leased Premises, Building or garage facilities regardless of how or when loss occurs.

18. All contractors and or technicians performing alterations as described in 6.1(e) for Tenant within the Leased Premises, Building or garage facilities shall be referred to Landlord for approval before performing such work. This shall apply to all work including, but not limited to, installation of telephones, electrical devises and attachments, and all installations affecting floors, walls, windows, doors, ceilings, equipment of any other physical feature of the Building, Leased Premises or garage facilities.

19. Showcases and any other articles shall not be placed in front of or affixed to any part of the exterior of the Building, nor placed in the halls, corridors or vestibules by Tenant without the prior written consent of Landlord.

20. The Tenant shall not do anything in the Leased Premises, or bring or keep anything herein, which will in any way increase or tend to increase the risk of fire or rate of insurance, or which shall conflict with the Regulations of the Fire Department, any fire laws, with any insurance policy on the Building or any part thereof, or with any rules or ordinances established by any governmental authority.

21. The requirements of Tenant will be attended to only upon application to the Managing Agent. Employees of Landlord shall not perform any work or do anything outside of their regular dates unless under special instructions from Landlord, and no employee will admit any person (Tenant or otherwise) to any office without specific instructions from Landlord.

22. No Tenant shall obtain for use upon the Leased Premises ice, drinking water, towel or other similar service or accept barbering or other personal services on the Leased Premises, except for persons authorized by Landlord and at the hours and under regulations fixed by Landlord.

23. Landlord reserves the right to make reasonable amendments, modifications and additions to the rules and regulations heretofore set forth, and to make additional reasonable rules and regulations, as in Landlord’s sole judgment may from time to time be needed for the safety, care, cleanliness and preservation of good order of the Building.

NOTE: In consideration to Tenant’s occupancy of the Tenant’s Square Footage, Tenant shall be permitted to:

a.	Allow, within the Premises, certain domesticated pets, with prior approval from Landlord which approval may be reasonably withheld.

b.	Install, by contractors approved by Landlord in locations and configuration approved by Landlord, to the extent permitted by law and deemed architecturally sound by Landlord, satellite dishes or supplemental HVAC, on the roof.

c.	Place food and beverage vending machines within the Premises through vendors selected by Tenant and approved by Landlord.

d.	Allow barbering within the Premises.

e.	Section 17 hereinabove shall apply except in the event of Landlord’s gross negligence.

f.	Section 2 shall be amended as to the Tenant’s employees or invitees to the extent Tenant has provided access cards, codes or keys to such individuals. Tenant shall assume all risk associated with access obtained by use of Tenant’s access cards, codes or keys.

SCHEDULE 3

UTILITY SERVICES

A. The Landlord shall provide, as part of Operating Costs, except as otherwise provided, the following services:

     (1) Air Conditioning and heat for normal purposes only, to provide in Landlord’s judgment, comfortable occupancy Monday through Friday from 8:00 a.m. to 6:00 p.m., and Saturday from 8:00 a.m. to 12:00 p.m., Sundays and holidays excepted. Tenant agrees not to use any apparatus or device, in or upon or about the Leased Premises, and Tenant further agrees not to connect any apparatus or device with the conduits or pipes, or other means by which such services are supplied, for the purpose of using additional or unusual amounts of such services, without written consent of Landlord. The HVAC system is currently designed to accommodate separate metering of electrical usage. In the event that the Tenant does not elect separate metering of the HVAC system, after-hours HVAC is available to Tenant at a price equal to actual cost (including equipment depreciation) plus TEN percent (10%).

     (2) Electric power for lighting and operating of office machines between Monday and Friday from 8:00 a.m. to 6:00 p.m. and Saturdays from 8:00 a.m. to 12:00 p.m., Sundays and holidays excepted. Electric power furnished by Landlord is intended to be that consumed in normal office use for lighting and small office machines including desktop computers, copiers and fax machines.

     (3) Water for drinking, lavatory and toilet purposes from the regular Building supply (at the prevailing temperature) through fixtures installed by Landlord, (or by Tenant with Landlord’s written consent).

B. Tenant may elect, after providing SIXTY (60) days’ prior written notice to Landlord to obtain its own utility for the Premises, as follows:

     (1) Tenant shall have the right to separately meter the Premises and pay the actual electrical costs.

     (2) In the event that Tenant elects to pay the aforementioned expenses directly, the Base Rental Rate and the Base Year Operating Expense Stop will be reduced accordingly.

SCHEDULE 4

MAINTENANCE SERVICES

(1) In order that the Building may be kept in a state of cleanliness, each tenant shall during the term of each respective lease, permit Landlord’s employees (or Landlord’s agent’s employees) to take care of and clean the Leased Premises and tenants shall not employ any person(s) other than Landlord’s employees (or Landlord’s agent’s employees) for such purpose. , Tenant may, upon SIXTY (60) day’s prior notice to Landlord, assume all obligations for janitorial services within the Leased Premises at its sole cost and expense. Base Rents and Base Year Operating Expense shall be reduced by corresponding amounts charged to Landlord prior to Tenant’s election.

(2) Landlord shall supply public restroom supplies, public area lamp replacement, window washing with reasonable frequency, and janitorial services to the common areas of the Building and Leased Premises during the time and in the manner that such janitorial services are customarily furnished in general office buildings in the area. These services are included in Tenant’s Pro Rata Share of Operating Costs.

(3) Landlord agrees to maintain the exterior and common areas of Building to include maintenance of the structure, roof, mechanical, electrical and HVAC equipment, architectural finish, lawn and shrub care, snow removal and so on, excluding only those items specifically excepted elsewhere in this Lease.

SCHEDULE 5

PARKING

     Landlord hereby grants to Tenant a license to the use during the term of this Lease the minimum number of spaces described in Article 1.1k. Said parking spaces shall be made available to Tenant on an allocated basis and Tenant agrees to comply with such reasonable rules and regulations as may be made by Landlord from time to time in order to insure the proper operation of the parking facilities. In consideration of the right to use said parking spaces, Tenant shall pay to Landlord on the first day of each calendar month, the amount specified in Article 1.1k, in addition to the Rent and other charges payable by Tenant under this Lease. Tenant agrees not to overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of parking facilities. Landlord reserves the right in its sole discretion to determine whether parking facilities are becoming crowded, and in such event, to allocate specific parking spaces among Tenant and other tenants or to take such other steps necessary to correct such condition, including but not limited to policing and towing, and if Tenant, its agents, officers, employees, contractors, licensees or invitees are deemed by Landlord to be contributing to such condition, to charge to Tenant as Rent that portion of the cost thereof which Landlord reasonably determines to be caused thereby but in no event shall any such actions by Landlord result in a reduction of the number of parking spaces allocated to Tenant pursuant to Article 1.1k. Landlord may, in its sole discretion, change the location and nature of the parking spaces available to Tenant, provided that after such change, there shall be available to Tenant approximately the same number of spaces as available before such change. Tenant shall have rights to request up to TWENTY (20) “reserved” parking spaces.

     In the event that Tenant shall become the sole tenant within the Building, the parking deck for the 1950 Building will be designated for Tenant’s exclusive use. In the event Tenant requires over-flow parking, it may utilize additional spaces that may be available in the Phase II garage (location to be designated by Landlord) at no additional charge until such time as Phase III is completed.

SCHEDULE 6

WORK LETTER AGREEMENT
(Tenant Constructs)

        A. LANDLORD’S WORK: Landlord shall ensure as of the commencement date that any mechanical, electrical and plumbing structures are in good working order and Tenant acknowledges and agrees that it is accepting possession of the Premises in AS-IS condition and that, except for the Tenant Improvement Allowance, Landlord has no obligation to furnish, render, or supply any money, work, labor, material, fixture, equipment, or decoration with respect to the Premises.

        B. TENANT’S OBLIGATIONS:

              (1) Subject to the provisions hereof, Tenant shall, at its expense, cause the construction and installation of all improvements to the Premises in accordance with the Plans and Specifications, as hereinafter defined, and as necessary to permit Tenant to occupy same and conduct normal business operations (such improvements being referred to herein as “Tenant’s Work”).

              (2) Within twenty days of the effective date of the Lease, the parties shall have mutually approved a space plan for the Premises. The space plan shall be acknowledged by the parties in writing. The Plans and Specifications, as hereinafter defined, shall be based on the mutually approved space plan. Tenant agrees to furnish to Landlord at Tenant’s expense within sixty (60) days from the effective date of the Lease a detailed set of plans and specifications (the “Plans and Specifications”) for Tenant’s Work. The Plans and Specifications shall be prepared by Tenant’s architect and engineer, which architect and engineer shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld or delayed. If Tenant elects to retain Landlord’s architect and/or engineer, such architect and/or engineer shall nonetheless be considered to be Tenant’s agent(s) for purposes of this Work Letter.

              (3) The Plans and Specifications shall be subject to Landlord’s review and approval. Landlord shall accept or notify Tenant of its objections to the Plans and Specifications within ten (10) business days after receipt thereof. If Landlord requires more than ten (10) business days to approve the Plans and Specifications, Landlord shall not be deemed to be in default hereunder or otherwise liable in damages to Tenant. Should Tenant fail to submit the Plans and Specifications within the time period set forth above, or should Tenant fail to make any modifications Landlord may require within fifteen (15) days of notice thereof, then either such event shall be deemed to be a delay caused by Tenant. Notwithstanding Landlord’s review and approval of the Plans and Specifications, Landlord assumes no responsibility whatsoever, and shall not be liable, for the manufacturer’s, architect’s, or engineer’s design or performance of any structural, mechanical, electrical, or plumbing systems or equipment of Tenant.

              (4) Once Landlord approves the Plans and Specifications, Tenant shall, within fifteen (15) days, provide Landlord with three (3) sets of the Plans and Specifications which shall be signed and dated by both parties, with two sets retained by Landlord and one set retained by Tenant (and any changes to the Plans and Specifications shall be made only by written addendum signed by both parties).

              (5) Tenant shall use only licensed contractors and subcontractors approved in writing by Landlord to complete the construction and installation of Tenant’s Work. Within ten (10) days after the date hereof, Tenant shall provide to Landlord certificates of insurance evidencing that Tenant has the required commercial general liability insurance required of Tenant under the Lease. In addition, prior to selecting the contractor, Tenant shall provide to Landlord certificates of insurance evidencing that Tenant’s general contractor has in effect (and shall maintain at all times during the course of the work hereunder) workers’ compensation insurance to cover full liability under workers’ compensation laws of the State in which the Premises is located with employers’ liability coverage; commercial general liability and builder’s risk insurance for the hazards of operations, independent contractors, products and completed operations (for two (2) years after the date of acceptance of the work by Landlord and Tenant); and contractual liability specifically covering the indemnification provision in the construction contract, such commercial general liability to include broad form property damage and afford coverage for explosion, collapse and underground hazards, and “personal injury” liability insurance and an endorsement providing that the insurance afforded under the contractor’s policy is primary insurance as respects Landlord and Tenant and that any other insurance maintained by Landlord or Tenant is excess and non-contributing with the insurance required hereunder, provided that such insurance may be written through primary or umbrella insurance policies with a minimum policy limit of $2,000,000.00. Landlord and Tenant are to be included as an additional insured for insurance coverages required of the general contractor. Tenant shall inform its contractor, subcontractors, and material suppliers that Landlord’s interest in the Premises shall not be subject to any lien to secure payment for work done or materials supplied to the Premises on Tenant’s behalf. All inspections and approvals necessary and appropriate to complete Tenant’s Work in accordance with the Plans and Specifications and as necessary to obtain a certificate of use and occupancy as hereinafter provided are the responsibility of Tenant and its general contractor. Tenant shall arrange a meeting prior to the commencement of construction between Landlord and Tenant’s contractors for the purpose of organizing and coordinating the completion of Tenant’s Work. To the extent any Tenant’s Work is done by contractors of Landlord, Landlord’s contractors shall adhere to the same insurance standards set out in this paragraph and shall provide to Tenant certificates of insurance evidencing the required coverage.

              (6) Tenant shall commence Tenant’s Work (and shall be required to diligently pursue same) upon receipt of the building permit therefore. If Tenant has not commenced Tenant’s Work by such date, or if Tenant has not substantially completed Tenant’s Work before December 31, 2004, then, in either such event, Tenant shall be in default under the Lease, and the Commencement Date shall not be extended such that Tenant will be required to pay Rent and Additional Rent as otherwise provided in this Lease. If Tenant has not completed Tenant’s Work within sixty (60) days of the Commencement Date, Landlord shall have the option to declare the Lease null and void and exercise any remedies available under the Lease. Should the Lease be declared null and void pursuant to this paragraph, Tenant shall forfeit all rights to any deposits, advance rent, and any other payments made under the Lease, and Landlord shall have no further liability to Tenant under the Lease. “Substantial Completion” of Tenant’s Work shall mean that the Premises are approved for use and occupancy by the appropriate governmental authorities and are in suitable condition for the operation of Tenant’s business.

              (7) All of Tenant’s Work shall be completed in a good and workmanlike manner and shall be in conformity with the applicable building codes, and in accordance with Landlord’s construction rules and regulations pertaining to contractors. Upon completion of Tenant’s Work, Tenant shall furnish Landlord:

                  (a) a certificate of use and/or occupancy issued by the appropriate governmental authority and other evidence satisfactory to Landlord that Tenant has obtained the governmental approvals necessary to permit occupancy; and

                  (b) a notarized affidavit from Tenant’s contractor(s) that all amounts due for work done and materials furnished in completing Tenant’s Work have been paid; and

                  (c) releases of lien from any subcontractor or material supplier that has given Landlord a Notice to Owner pursuant to Florida law; and

                  (d) as-built drawings of the Premises, with a list and description of all work performed by the contractors, subcontractors, and material suppliers.

              (8) Any damage to the existing finishes of the building shall be patched and repaired by Tenant, at its expense, and all such work shall be done to Landlord’s satisfaction. If any patched and painted area does not match the original surface, then the entire surface shall be repainted at Tenant’s expense. Tenant agrees to indemnify and hold harmless Landlord, its agents, and employees from and against any and all costs, expenses, damage, loss, or liability, including, but not limited to, reasonable attorneys’ fees and costs, which arise out of, are occasioned by, or are in any way attributable to the build-out of the Premises by Tenant pursuant to this Work Letter. Tenant, at its expense, shall be responsible for the maintenance, repair, and replacement of any and all items constructed by Tenant’s contractor.

              (9) Tenant shall not alter the existing fire alarm system in the Premises or the building. The Plans and Specifications shall include detailed drawings and specifications for the design and installation of Tenant’s fire alarm (and security) system(s) for the Premises. Such system(s) shall meet all appropriate building code requirements, and the fire alarm system shall, at Tenant’s expense, be integrated into Landlord’s fire alarm system for the building (if any). (Landlord is not required to provide any security system.) Landlord’s electrical contractor and/or fire alarm contractor shall, at Tenant’s expense, make all final connections between Tenant’s and Landlord’s fire alarm systems. Tenant shall insure that all work performed on the fire alarm system shall be coordinated at the job site with the Landlord’s representative.

              (10) Landlord will provide Tenant with an allowance (the “Tenant Improvement Allowance”) against the cost of the improvements to the Premises and against the fees and costs incurred with respect to preparation of the Plans and Specifications for the Premises and all permit fees. The Tenant Improvement Allowance shall be One Million Four Hundred Thirty-Seven Thousand Eighteen Dollars and Six Cents ($1,437,018.06, for use on any portion of the Premises. Upon expiration or written waiver of the Downsizing Option, Landlord shall pay an additional $6.82 per square foot of Tenant Improvement Allowance for the space not vacated up to 47,067 RSF ($320,977.00). In the event that Tenant retains possession of the Premises subject to the Downsizing Option after the THIRTY-SIXTH month, but exercises the Downsizing Option before the FORTY-FIFTH (45th) month, Tenant shall receive a proportionate share of the additional Tenant Improvement Allowance which shall be determined as follows: The total of this retained RSF multiplied by $6.82 plus the total RSF to be vacated (but retained during Downsizing Option Period) multiplied by that number of months Tenant remains in possession divided by that proportion of the remaining Lease Term that the total number of months after the THIRTY SIXTH (36th) month that Tenant remains in possession of the portion of the Premises subject to the Downsizing Option of the remaining months of the Lease Term (30 months). [Example: If Tenant vacates the 10,000 RSF on the 40th month of the Lease, Tenant shall receive $252,796.94 [37,067 RSF x $6.82 = $252,796.94] plus $9,093.33 [(10,000 x $6.82 ) x (4÷30) = $9,093.33]. The Tenant Improvement Allowance shall be paid by Landlord by joint check to Tenant or Tenant’s designated agent and its general contractor in monthly installments, based upon requests for payment submitted by Tenant and its general contractor not more than monthly. Additionally, TWENTY FIVE percent (25%) of the additional Tenant Improvement Allowance may be applied, at Tenant’s request, toward Rent. Each request for payment shall be accompanied by a certification by the architect that all work up to the date of the request for payment has been substantially completed, along with the items required under subsection (7), above (except for a certificate of occupancy), for work done or materials furnished up to the date of Tenant’s request for payment. Upon receipt thereof, Landlord shall pay to Tenant and its general contractor (by joint check), within TWENTY (20) days after submission of such items to

Landlord, an amount equal to Landlord’s pro-rata share of such request for payment. Landlord’s pro-rata share shall mean the percentage that the Tenant Improvement Allowance bears to the total cost of the Tenant’s Work (plus the architectural and engineering fees incurred with respect to the Plans and Specifications and permit fees) (less TEN percent (10%) of each payment to be retained by Landlord pending final completion). Upon final completion of the Tenant’s Work and receipt by Landlord of the items required under subsection (7), above, plus reasonable evidence indicating that all of Tenant’s Costs have been paid, Landlord shall pay to Tenant and its general contractor (by joint check) within THIRTY (30) days the remaining Tenant Improvement Allowance, plus the retainage (provided, however, that the retainage will not be released by Landlord until all punchlist items have been completed). Any and all costs for the construction of the Premises above the Tenant Improvement Allowance (“Tenant’s Costs”) shall be paid by Tenant to the applicable contractors, subcontractors, and material suppliers. Tenant shall receive no credit or payment for any unused portion of the Tenant Improvement Allowance. Tenant shall be able to recapture up to TWENTY-FIVE percent (25%) of any Tenant Improvement dollars via an offset in base rental.

SCHEDULE 7

CERTIFICATE OF ACCEPTANCE

TENANT:

LEASED PREMISES: Suite

LOCATED AT 1950 Summit Park Drive, Orlando, Florida, 32810

This letter is to certify that:

1.	The above referenced Leased Premises have been accepted by the Tenant for possession.

2.	The Leased Premises are substantially complete in accordance with the plans and specifications used in constructing the demised premises.

3.	The Leased Premises can now be used for intended purposes.

Lease Commencement Date:

Expiration Date:

Executed this       day of 20

TENANT:

By:

Print Authorized Signatory Name:

Title:

SCHEDULE 8

GUARANTY

     For value received and in consideration of and in order to induce ASP WT, L.L.C. (the “Landlord”) to enter into that certain Lease dated June 15, 2004, between Landlord and TIBURON ENTERTAINMENT, INC. (the “Tenant”); for a certain office space in Maitland in Orange County, Florida, (the “Lease”), ELECTRONIC ARTS INC. (the “Guarantor”), absolutely, unconditionally and irrevocably guarantees to the Landlord and to its legal representatives, successors, and assigns, the prompt and full performance and observance by the Tenant and by its legal representatives, successors, and assigns, of all of the covenants, terms, provisions, conditions, and agreements required to be performed by Tenant under the Lease, whether, before or during the term of, or after the termination of the term of the Lease.

     The capitalized terms used in this Guaranty shall have the same definitions as those terms have in the Lease unless the context clearly indicates a contrary intent.

     Notice of all defaults is waived and consent is given to all extensions of time that the Landlord may grant to Tenant in the performance of any of the terms of the Lease or to the waiving in whole or in part of performance, or to the releasing of Tenant in whole or in part from any performance, or to the adjusting of any dispute concerning the Lease; and no defaults by Tenant, extensions, waivers, releases, or adjustments, with or without the knowledge of the Guarantor, shall affect or discharge the liability of the Guarantor. The Guarantor shall pay all expenses, including reasonable legal fees and disbursements paid or incurred by Landlord in endeavoring to enforce this Guaranty.

     This Guaranty shall not be impaired by, and the Guarantor consents to, any modification, supplement, extension, or amendment of the Lease to which the parties to the Lease may hereafter agree. The liability of the Guarantor hereunder is direct and unconditional and may be enforced without requiring the Landlord first to resort to any other right, remedy, or security. The Guarantor shall have no right of subrogation, reimbursement, or indemnity whatsoever, nor any right of recourse to security for the debts and obligations of Tenant to Landlord. Guarantor waives all defenses based on claims that Landlord has impaired any collateral for the Tenant’s obligations to Landlord or to Guarantor, including any such claim based on Lender’s failure to perfect or maintain any security interest in Tenant’s property.

     This Guaranty is a continuing guaranty that shall be effective before the commencement of the Lease Term, and shall remain effective following the Lease Term as to any surviving provisions that remain effective after the termination of the Lease. The Guarantor’s obligations under this Guaranty shall also continue in full force and effect after any transfer of the Tenant’s interest under the Lease as defined in the Lease, unless such obligation is terminated in writing by Landlord.

     The liability of Guarantor under this Guaranty shall in no way be affected, modified, or diminished by reason of (a) any assignment, renewal, modification, amendment, or extension of the Lease, or (b) any modification or waiver of or change in any of the terms, covenants, and conditions of the Lease by Landlord and Tenant, or (c) any extension of time that may be granted by Landlord to Tenant, or (d) any consent, release, indulgence, or other action, inaction, or omission under or in respect of the Lease (other than a default by Landlord), or (e) any dealings or transactions or matter or thing occurring between Landlord and Tenant (other than a default by Landlord), or (f) any bankruptcy, insolvency, reorganization, liquidation, arrangement, assignment for the benefit of creditors, receivership, trusteeship, or similar proceeding affecting Tenant, or the rejection or disaffirmance of the Lease in any proceedings, whether or not notice of the proceedings is given to Guarantor.

     Should Landlord be obligated by any bankruptcy or other law to repay to Tenant or to Guarantor or to any trustee, receiver, or other representative of either of them, any amounts previously paid, this Guaranty shall be reinstated in the amount of the repayments. Landlord shall not be required to litigate or otherwise dispute its obligation to make any repayments if it in good faith believes that the obligation exists.

     No delay on the part of Landlord in exercising any right under this Guaranty or failure to exercise any right shall operate as a waiver of or otherwise affect any right nor shall any single or partial exercise of a right preclude any other or further exercise of the right or the exercise of any other right.

     No waiver or modification of any provision or this Guaranty nor any termination of this Guaranty shall be effective unless in writing and signed by Landlord; nor shall any such waiver be applicable except in the specific instance for which given.

     All of Landlord’s rights and remedies under the Lease and under this Guaranty, now or hereafter existing at law or in equity or by statute or otherwise, are intended to be distinct, separate, and cumulative and no exercise or partial exercise of any right or remedy mentioned in the Lease or this Guaranty is intended to be in exclusion of or a waiver of any of the others.

     If Landlord assigns the Lease or sells the Leased Premises, Landlord may assign this Guaranty to the assignee or transferee, who shall thereafter succeed to the rights of Landlord under this Guaranty to the same extent as if the assignee were an original guaranteed party named in this Guaranty, and the same rights shall accrue to each subsequent assignee of this Guaranty. If Tenant assigns or sublets the Leased Premises, the obligations of the Guarantor under this Guaranty shall remain in full force and effect, unless terminated as otherwise provided herein.

     From time to time, Guarantor, on not less than five days’ prior notice, shall execute and deliver to Landlord an estoppel certificate in a form generally consistent with the requirements of institutional lenders and certified to Landlord and any mortgagee or prospective mortgagee or purchaser of the Leased Premises; provided that no such estoppel shall enlarge the obligations of Guarantor hereunder. In addition, if requested, Guarantor shall provide any financial information concerning Guarantor that may be reasonably requested by any mortgagee or prospective mortgagee or purchaser of the Leased Premises; provided that any such information shall be treated as “confidential” and not released to third parties except in connection with the enforcement of Landlord’s rights hereunder.

     If any provision of this Guaranty or the application of any provision to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of that provision and this Guaranty and the application of the provision to persons or circumstances other than those as to which it is invalid or enforceable shall not be affected thereby, and the remainder of the provision and this Guaranty shall otherwise remain in full force and effect.

     As a further inducement to Landlord to make and enter into the Lease and in consideration of Landlord’s execution of the Lease, Landlord and Guarantor waive trial by jury in any action or proceeding brought on, under, or by virtue of this Guaranty.

     Without regard to principles of conflicts of laws, the validity, interpretation, performance, and enforcement of this Guaranty shall be governed by and construed in accordance with the internal laws of the State of Florida and shall be deemed to have been made and performed in the State of Florida.

     Any legal action or proceeding arising out of or in any way connected with this Guaranty shall be instituted in a court (federal or state) located in Orange County, Florida, which shall be the exclusive jurisdiction and venue for litigation concerning this Guaranty. Landlord and Guarantor shall be subject to the personal jurisdiction of those courts in any legal action or proceeding. In addition, Landlord and Guarantor waive any objection that they may now have or hereafter have to the laying of venue of any action or proceeding in those courts, and further waive the right to plead or claim that any action or proceeding brought in any of those courts has been brought in an inconvenient form.

     If there is more than one Guarantor, the liability of each Guarantor shall be joint and several with all other Guarantors.

GUARANTOR”

ELECTRONIC ARTS INC.

Witness:	By:	/s/ Ken Barker
/s/ Wendy Shaw-Rossie
	Print Name:	Ken Barker
Wendy Shaw-Rossie
	Title:	Chief Accounting Officer

Guarantor’s address:

209 Redwood Shores Parkway

Redwood City, CA 94065

Dated: June 15, 2004